Exhibit 99.1

Contacts:

Stephanie Diaz (Investors)	Tim Brons (Media)
Vida Strategic Partners	Vida Strategic Partners
415-675-7401	415-675-7402
sdiaz@vidasp.com	tbrons@vidasp.com

Avid Bioservices announces appointment of daniel hart as chief financial officer

-- Senior Executive with Extensive Financial Leadership Experience Further Strengthens Management Team; Company Also Adds Senior Director of Business Development for Western Region to Support Client Acquisition Efforts --

TUSTIN, CA, July 17, 2018 -- Avid Bioservices, Inc. (NASDAQ:CDMO) (NASDAQ:CDMOP), a dedicated contract development and manufacturing organization (CDMO) working to improve patient lives by providing high quality development and manufacturing services to biotechnology and pharmaceutical companies, today announced the appointment of Daniel Hart as chief financial officer (CFO). Mr. Hart is a highly accomplished financial professional with two decades of experience in senior level positions with public and private companies spanning such areas as financial stewardship, accounting, and fundraising strategy, among others. In his role as CFO, he will be responsible for overseeing and managing all of Avid’s accounting and finance responsibilities.

Mr. Hart most recently served as CFO of ENO Holdings, Inc., a family of companies focused on the residential real estate market with offerings spanning brokerage, franchisor, property management, title and escrow services. While with ENO Holdings, he helped optimize the group’s accounting and finance department with a focus on establishing repeatable processes in the areas of financial statements, operating plans, cash forecasts and organization budgets. Prior to that position, Mr. Hart served as senior vice president, CFO and assistant secretary at SM&A, a $100 million private equity owned management consulting firm that was previously a Nasdaq-listed company. During his time at SM&A, which included several financial leadership positions of increasing responsibility, he was responsible for overseeing financial stewardship and played a central role in various financial transactions and corporate acquisitions. Mr. Hart also previously served as corporate controller for Biolase Technology, Inc., a Nasdaq-listed medical device manufacturer, helping the company complete a $52 million secondary offering and multiple corporate acquisitions. He earned a bachelor of science degree in accounting from California Polytechnic State University, San Luis Obispo.

In addition, Avid also announced the appointment of Michael Faughnan as the company’s senior director of business development for the western region. Mr. Faughnan has more than 18 years of relevant biotechnology industry experience, including tenures with CDMO industry leaders such as WuXi Biologics, Abzena, Lonza Biologics, Eden Biodesign and Cytovance Biologics. He most recently was senior director of business development at WuXi Biologics, where he oversaw the west coast sales team which established record sales figures under his leadership. At Avid, Mr. Faughnan will play a key role in the company’s new customer acquisition efforts on the west coast of the US and Canada, while supporting all its existing clients in the western half of the US.

“With Dan joining our team, we have added a talented and experienced individual with all the critical skills required for stewarding the financial activities of a growing public company. As we continue to aggressively focus our efforts on growing and diversifying our client base, Dan’s expertise in executing financial strategies that positively impact bottom-line results will prove valuable,” said Roger Lias, Ph.D., Avid’s president and chief executive officer. “We are also pleased to bring Mike on board to oversee our business development efforts in the western portion of the country and Canada He will team with Sandra Carbonneau, our recently appointed director of business development for the east coast, to drive our comprehensive, nationwide new business acquisition effort.”

About Avid Bioservices, Inc.

Avid Bioservices is a dedicated contract development and manufacturing organization (CDMO) focused on development and cGMP manufacturing of biopharmaceutical products derived from mammalian cell culture. The company provides a comprehensive range of process development, high quality cGMP clinical and commercial manufacturing services for the biotechnology and biopharmaceutical industries.  With 25 years of experience producing monoclonal antibodies and recombinant proteins in batch, fed-batch and perfusion modes, Avid's services include cGMP clinical and commercial product manufacturing, purification, bulk packaging, stability testing and regulatory strategy, submission and support.  The company also provides a variety of process development activities, including cell line development and optimization, cell culture and feed optimization, analytical methods development and product characterization.  www.avidbio.com